AGREEMENT TO CONVERT DEBT

THIS AGREEMENT is made and entered into this 15th day of  June, 2009, by and between GOLDEN WEST BREWING COMPANY, INC., a Delaware corporation ("Golden West" or the "Company"), and JOHN C. POWER (Claimant").

WITNESSETH

WHEREAS, the Company has an outstanding debt with Claimant in the particulars hereinbelow set forth; and

WHEREAS, the Company desires to partially satisfy that obligation by the issuance to Claimant of shares of common stock of the Company ("Shares"); and

WHEREAS, Claimant is willing to accept said Shares in lieu of cash or money payment of Golden West’s obligation to Claimant;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, and for such good and other valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

SECTION I.:      CONVERSION OF DEBT

A.

Claimant and Golden West affirm and agree that as of the date of this Agreement, Golden West is indebted to Claimant for $100,000 plus accrued interest under the Credit Facility.

B.

Claimant, for its successors in interest and assigns, agrees to accept, as payment in full of $100,000 (the "Indebtedness"), 2,000,000 Shares valued at $0.04 per Share.  It is understood that Claimant's acceptance of the Shares in payment of the Indebtedness shall not discharge or otherwise satisfy the outstanding indebtedness and obligation of Golden West to Claimant in excess of the Indebtedness.  Claimant further agrees to waive and forgive all accrued but unpaid interest on the Indebtedness through the date of this Agreement.

C.

Claimant agrees that upon delivery to Claimant by Golden West of a certificate or certificates representing 2,000,000 Shares, said Shares being validly issued, fully paid and non-assessable, and Claimant's acceptance of such Shares, Claimant, for its successors in interest and assigns, agrees to release and forever discharge Golden West, its officers, directors, shareholders, affiliates, employees and agents, from any liability, payment or obligation whatsoever in connection with or arising out of the Indebtedness.  Claimant's acceptance of such Shares shall constitute a full and complete release, settlement and discharge of any of Golden West’s obligation to Claimant, in connection with the Indebtedness, without the necessity of Claimant executing any further documentation, release or settlement agreement; it being the express understanding of the parties hereto that this Agreement, upon its performance, shall constitute such evidence of release and discharge.

D.

With respect to accepting the Shares in lieu of other forms of payment of the Indebtedness, Claimant represents and warrants as follows:

1.

Claimant fully understands and agrees that the Shares are offered by Golden West at a price which was arbitrarily determined without regard to any value of the Shares.

2.

Claimant fully understands that Golden West has a limited net worth.

3.

Claimant acknowledges receipt of such information as it deems necessary or appropriate as a prudent and knowledgeable investor in evaluating the conversion of the obligation.  The Claimant acknowledges that Golden West has made available to it the opportunity to obtain additional information to evaluate its status as an unsecured creditor and the alternatives available to it.  The Claimant acknowledges that it had an opportunity to ask questions of Golden West and to the extent it availed itself of such opportunity, it received satisfactory answers from Golden West, or its affiliates.

4.

Claimant understands that there exist inherent risks in accepting the Shares in lieu of payment of the obligation, which risks include, but are not limited to, the lack of liquidity of the Shares, and the Company's history of unprofitable operations.  Claimant agrees to accept all risks associated with converting the Indebtedness and accepting the Shares in lieu of payment thereof.

SECTION II:      REPRESENTATIONS AND WARRANTIES BY GOLDEN WEST

Golden West represents and warrants to Claimant that, as of the date of this Agreement, and as of the date of closing:

A.

Organization and Corporation Power.

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; and has all required corporate power and authority to own its property and to carry on its business as now being conducted, and to carry out the transactions contemplated hereby.

B.

Authorization.

1.

The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provision of any charter, articles of incorporation, by-law, mortgage, lien, lease, agreement, contract, instrument, order judgment, or decree to which the Company is a party, or by which it is bound, and will not violate any other restriction of any other kind or character of which Company is subject.

2.

The Directors of the Company have taken or will take all action required by law, the Company's Articles of Incorporation and Bylaws, or otherwise, to authorize execution and delivery of this Agreement, the shares and the consummation of the transactions described herein.

3.

This Agreement, upon execution and delivery in accordance herewith, is the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the terms of bankruptcy and similar laws, and any rules and regulations adopted thereunder.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate and other action.

C.

Capitalization.

There are sufficient authorized Shares of the Company to cover the issuance of all shares to be issued and sold pursuant to this Agreement.  There are no restrictions on the transferability of shares of the Company's Shares imposed by or pursuant to the Company's Articles of Incorporation, or the Company's Bylaws, or by agreement to which the Company is a party, except for restrictions imposed by or on account of federal and state securities laws.

SECTION III.:

REPRESENTATIONS AND WARRANTIES BY CLAIMANT

Claimant represents and warrants to Golden West that, as of the date of this Agreement, and as of the date of closing, the following are true and accurate to its knowledge and belief:

A.

No Other Information Relied Upon.

Claimant represents, warrants and agrees that it has been afforded the opportunity to make, and has made, all such investigation of Golden West and its financial condition, business, affairs and prospects as it deems appropriate.  Claimant acknowledges receipt of such information as it deems necessary or appropriate as a prudent and knowledgeable investor in evaluating the exchange of the shares.  Claimant acknowledges that Golden West has made available to it the opportunity to obtain additional information to evaluate the merits and risks of this exchange.  Claimant acknowledges that it has had the opportunity to ask questions of Golden West, and, to the extent it availed itself such opportunity, it received satisfactory answers from Golden West, its affiliates, associates, officers and directors.

B.

Nature of the Risk.

Claimant represents, warrants and agrees that it understands that Golden West’s business  is, by its nature, speculative; that Claimant is aware that the financial resources of Golden West are extremely limited and that it is very likely that the Company will require additional capital, and there is no assurance that such capital will be available if necessary; that Claimant is familiar with the high degree of risk that is involved in the Company's business, and that Claimant is financially able and willing to accept the substantial risk involved in such investment, including the risk of loss of the entire amount invested.

C.

Unregistered Shares.

Claimant represents that it understands that the Golden West shares of common stock have not been registered for sale under federal or state securities laws and that said securities are being issued to Claimant pursuant to a claimed exemption from the registration requirements of such laws which is based upon the fact that said securities are not being offered to the public.  Claimant understands that in order to satisfy such requirement it must be acquiring the shares with no view to making a public distribution of said securities and the representations and warranties contained in this Section III are given with the intention that Golden West may rely thereon for purposes of claiming such exemption; and that it understands that it must bear the economic risk of its investment in the securities for a substantial period of time, because the securities have not been registered under the federal or state securities laws, and cannot be sold unless subsequently registered under such laws, or unless an exemption from such registration is available.

D.

Securities Acquired for Investment; Limitations on Dispositions.

Claimant represents that it is acquiring the securities for its own account and for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. Claimant agrees that the stock will not be offered for sale, sold or otherwise transferred for value and that no transfer thereof will be made by the Claimant unless (a) a registration statement with respect thereto has become effective under the Securities Act of 1933, as amended, or (b) there is presented to the Company an opinion of counsel for Claimant reasonably satisfactory to the Company that such registration is not required, or (c) there is presented to the Company a letter from the Securities and Exchange Commission (said Commission having been informed of all relevant circumstances) to the effect that in the event either the securities are transferred by Claimant without such registration the Commission or the staff will not recommend any action.  Claimant further agrees that the securities will not be offered for sale, sold or otherwise transferred unless, in the opinion of legal counsel for Golden West, such sale or disposition does not and will not violate any provisions of any federal or state securities law or regulation.  Claimant consents that any transfer agent of the Company may be instructed not to transfer any of the securities unless it receives satisfactory evidence of compliance with the foregoing provisions and that there may be endorsed upon any certificates (or instruments issued in substitution therefor), the Company's regular legend regarding the sale of restricted securities.

SECTION IV.:

MISCELLANEOUS

A.

Payment of Expenses of Prevailing Party in Dispute.

Unless otherwise specifically provided for herein, in the event that there is a dispute concerning this Agreement, including, without limitation, the issue of compliance with any term of this Agreement, the court may in its discretion, direct that the prevailing party shall be entitled to reimbursement from the other party of reasonable attorneys' fees and other expenses incurred in resolving the said dispute.

B.

Survival and Incorporation of Representations.

The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by the Company hereunder or in connection herewith shall be deemed to constitute representations and warranties made by the Company in this Agreement.

C.

Amendments and Waivers.

This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

D.

Governing Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

E.

Counterparts.

This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original.  Further, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

F.

Severability.

Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law.  In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

G.

Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.  There are no representations, warranties, conditions, or obligations except as herein specifically provided.  Any amendment or modification hereof must be in writing.

IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

GOLDEN WEST BREWING COMPANY, INC.

A Delaware corporation

By:

/s/ John C. Power

John C. Power, CEO & Director

CLAIMANT:

/s/ John C. Power

John C. Power